UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

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This Schedule 14A relates solely to preliminary communications made prior to furnishing shareholders of DallasNews Corporation, a Texas corporation (the “Company”), with a definitive proxy statement relating to a proposed transaction involving the Company, Hearst Media West, LLC, a Delaware limited liability company (“Parent”), and Destiny Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Parent, whereby the Company would become a wholly owned subsidiary of Parent.

This Schedule 14A consists of a letter mailed to the Company’s shareholders in connection with the Company’s entry into a limited-duration shareholder rights agreement.

August 7, 2025

To Our Shareholders:

Enclosed is a summary of the limited-duration shareholder rights agreement of DallasNews Corporation (the “Company” or “DallasNews”) that went into effect on July 27, 2025, (the “Rights Agreement”). Further details about the Rights Agreement are contained in a Form 8-K filed by the Company on July 28, 2025, with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website, www.sec.gov.

As previously announced, on July 9, 2025, the Company entered into a merger agreement (as amended, the “Merger Agreement”) with Hearst, one of the nation’s leading information, services and media companies, pursuant to which the Company’s shareholders will receive $15.00 per share in cash in connection with the Company’s merger with Hearst (the “Hearst Merger”). This represents clear and certain value for DallasNews shareholders and is a 242% premium based on the closing price of the Company’s Series A common stock on July 9, 2025, the last full trading day before the DallasNews Board of Directors (the “Board”) approved the Merger Agreement.

To preserve the ability of DallasNews shareholders to realize the benefits of the Hearst Merger, which the Board believes is in the Company’s best interest and offers a substantial premium to Company shareholders, the limited-duration Rights Agreement was adopted. This action has been taken in direct response to the unsolicited proposal from MNG Enterprises, Inc., an affiliate of Alden Global Capital (“Alden,” and the proposal, the “Alden Proposal”) received by the Company on July 22, 2025.

In adopting the Rights Agreement, the Board noted Alden’s track record of rapidly acquiring a significant stake in other public companies, combined with its history of making unsolicited acquisition bids, threatening or initiating proxy fights to replace the board, as well as using litigation to achieve its objectives to the detriment of shareholder interests. Accumulations of Series A common stock by individual shareholders or groups could impair or block the requisite approval of holders of Series A common stock necessary to consummate the transaction with Hearst. Accordingly, the Rights Agreement is intended to enable the Company’s shareholders to realize the long-term value of their investment through completion of the Hearst Merger.

In large part due to the fact that any sale transaction to Alden would be impossible to consummate without the approval of Mr. Robert W. Decherd, the current owner of a majority of the voting power of the Company’s common stock, DallasNews announced on July 28, 2025 that the Board had reviewed the Alden Proposal and determined that it did not constitute a “Superior Proposal” as that term is defined in the Merger Agreement. Shortly after the Company’s receipt of the Alden Proposal, Mr. Decherd publicly confirmed his intention to honor his commitment to vote in favor of the pending Hearst Merger. He further stated that there is no scenario involving Alden or its affiliates as a buyer for DallasNews which he would support. Mr. Decherd’s message was clear: as long as he is the controlling shareholder, Alden will never own DallasNews.

Despite the insurmountable shareholder approval hurdle that Alden would face in a path to a potential transaction, Alden has now stated their intention to take their case “directly to [DallasNews] shareholders.” While their goal in doing so is unclear, for the Hearst Merger (or any transaction) to be consummated, two-thirds of the shares of the Company’s Series A common stock, voting as a single class, must vote in favor of a transaction, in addition to two-thirds of the shares of the Company’s Series B common stock, voting as a single class, and two-thirds of the combined shares of the Company’s Series A common stock and Series B common stock, voting together as a single class. Mr. Decherd does not control the vote of the Company’s Series A common stock, thus Alden’s ownership stake – and potential efforts to rally other shareholders against the Hearst Merger—makes it increasingly difficult for DallasNews to obtain approval of and close the transaction with Hearst and secure a clear and significant premium for shareholders.

The adoption of the Rights Agreement serves to protect the ability of shareholders to vote on the Hearst Merger and does not weaken the financial strength of the Company or interfere with its business plans. Further, the distribution of the rights pursuant to the Rights Agreement has no current dilutive effect and will not affect earnings per share or change the way in which you can currently trade the Company’s shares.

On behalf of the Board, I wish to restate our unanimous support for the Hearst Merger, which is in the best interest of shareholders through the certain and substantial premium it provides, as well as the future of the Company, which includes the preservation of DallasNews’ proud legacy and continued journalistic integrity.

Sincerely,

John A. Beckert
Chairman of the Board of Directors

UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS BENEFICIALLY OWNED BY ANY PERSON WHO IS, WAS, OR BECOMES AN ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), WHETHER CURRENTLY BENEFICIALLY OWNED BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT BENEFICIAL OWNER, MAY BECOME NULL AND VOID.

SUMMARY OF RIGHTS

TO PURCHASE PREFERRED STOCK

On July 27, 2025, the Board of Directors (the “Board”) of DallasNews Corporation, a Texas corporation (the “Company”), declared a dividend distribution of one right (each, a “Right” and, together with all such rights distributed or issued pursuant to the Rights Agreement (defined below), the “Rights”) for each share of Series A Common Stock, par value $0.01, of the Company (the “Series A Common Stock”) and each share of Series B Common Stock, par value $0.01, of the Company (the “Series B Common Stock” and, together with the Series A Common Stock, the “Common Stock”) outstanding to shareholders of record at the close of business on August 7, 2025 (the “Record Date”).

The following is a summary description of the Rights and the Rights Agreement. This summary is intended to provide a general description only and is subject to the detailed terms and conditions of the Rights Agreement (the “Rights Agreement”), dated as of July 27, 2025, by and between the Company and Computershare Inc., as rights agent (the “Rights Agent”).

The Company has filed a copy of the Rights Agreement with the U.S. Securities and Exchange Commission as an exhibit to a Form 8-K filed on July 28, 2025. In addition, a copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

1.	Issuance of Rights

Each holder of Common Stock as of the Record Date will receive a dividend of one Right per share of Common Stock. One Right will also be issued together with each share of Common Stock issued by the Company after the Record Date and prior to the Distribution Date (as defined in Section 2 below), and in certain circumstances, after the Distribution Date. New certificates for Common Stock issued after the Record Date will contain a notation incorporating the Rights Agreement by reference.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (each whole share, a share of “Preferred Stock”) at a purchase price of $90.00 (such purchase price, as may be adjusted, the “Purchase Price”). This portion of a share of Preferred Stock would give the holder thereof approximately the same dividend, voting, and liquidation rights as would one share of Series A Common Stock. Prior to exercise, the Right does not give its holder any dividend, voting or liquidation rights.

Until the Distribution Date:

the Rights will not be exercisable;

the Rights will be evidenced by the certificates for Common Stock (or, in the case of book entry shares, by notation in book entry) and not by separate rights certificates; and

the Rights will be transferable by, and only in connection with, the transfer of Common Stock.

2.	Distribution Date; Beneficial Ownership

The Rights are not exercisable until the Distribution Date. As of and after the Distribution Date, the Rights will separate from the Common Stock and each Right will become exercisable.

The “Distribution Date” is the earlier of:

•

ten days following a public announcement that a person has become an “Acquiring Person” by acquiring beneficial ownership of 10% (20% in the case of a 13G Investor (as defined in the Rights Agreement)) or more of the Series A Common Stock then outstanding (or, in the case of a person that had beneficial ownership of 10% (20% in the case of a 13G Investor) or more of the outstanding Series A Common Stock on the date the Rights Agreement is publicly announced, by obtaining beneficial ownership of one or more shares of Common Stock) other than as a result of repurchases of Common Stock by the Company or certain inadvertent acquisitions; and

•

ten business days (or such later date as the Board shall determine prior to the time a person becomes an Acquiring Person) after the commencement of a tender offer or exchange offer by or on behalf of any person (other than the Company and certain related entities) that, if completed, would result in such person becoming an Acquiring Person.

A person will be deemed to “beneficially own” any Common Stock if such person or any affiliated or associated person of such person:

•

is considered a “beneficial owner” of the Common Stock under Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and as in effect on the date of the Rights Agreement;

•

has the right to acquire the Common Stock, either immediately or in the future, pursuant to any agreement, arrangement or understanding (other than a customary underwriting agreement relating to a bona fide public offering of the Common Stock) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, except that a person will not be deemed to be a beneficial owner of (a) securities tendered pursuant to a tender offer or exchange offer by or on behalf of such person or any affiliated or associated persons of such person until the tendered securities are accepted for purchase or exchange, (b) securities issuable upon exercise of a Right before the occurrence of a Triggering Event (as defined in Section 5 below), or (c) securities issuable upon exercise of a Right after the occurrence of a Triggering Event if the Rights are originally issued Rights or were issued in connection with an adjustment to originally issued Rights;

•

has the right to vote or dispose of the Common Stock pursuant to any agreement, arrangement, or understanding (other than a right to vote arising from the granting of a revocable proxy or consent that is not also then reportable on a Schedule 13D); or

•

has an agreement, arrangement, or understanding with another person who beneficially owns Common Stock and the agreement, arrangement, or understanding is for the purpose of acquiring, holding, voting, or disposing of any securities of the Company (other than customary underwriting agreements relating to a bona fide public offering of Common Stock or a right to vote arising from the granting of a revocable proxy or consent that is not also then reportable on a Schedule 13D).

Certain synthetic interests in securities created by derivative positions are treated as beneficial ownership of the number of shares of Common Stock equivalent to the notional or other number of shares of Common Stock in respect of such derivative position (without regard to any short or similar position).

3.	Issuance of Rights Certificates

As soon as practicable after the Distribution Date, the Rights Agent will mail rights certificates to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter, the separate rights certificates alone will evidence the Rights.

4.	Expiration of Rights

The Rights will expire on the earliest of (a) 5:00 p.m., New York City time, on July 26, 2026, (b) the time at which the Rights are redeemed (as described in Section 6 below), (c) immediately prior to the closing of any merger or other acquisition transaction (including the Merger) involving the Company pursuant to an agreement of the type described in Section 13(d) (including the Merger Agreement), and (d) the time at which the Rights are exchanged in full (as described in Section 7 below) (the earliest of (a), (b), (c) and (d) being herein referred to as the “Expiration Date”).

5.	Change of Exercise of Rights Following Certain Events

The following described events are referred to as “Triggering Events.”

(a) Flip-In Event. In the event that a person becomes an Acquiring Person, each holder of a Right will thereafter have the right to purchase, upon exercise and at the Purchase Price, the number of shares of Series A Common Stock (in the case of a Right that prior to the Distribution Date was evidenced by a certificate for Series A Common Stock or a Book Entry Share of Series A Common Stock) or shares of Series B Common Stock (in the case of a Right that prior to the Distribution Date was evidenced by a certificate for Series B Common Stock or a Book Entry Share of Series B Common Stock) (or, in certain circumstances, other securities, cash, or other assets of the Company), equal to the Purchase Price divided by 50% of the then-current market price. Notwithstanding any of the foregoing, following the occurrence of a person becoming an Acquiring Person, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void.

For example, at a purchase price of $90.00 per Right, following the occurrence of a person becoming an Acquiring Person, each Right not owned by the Acquiring Person (or by certain related parties) would entitle its holder to purchase $180.00 worth of Series A Common Stock (in the case of a Right that prior to the Distribution Date was evidenced by a certificate for Series A Common Stock or a Book Entry Share of Series A Common Stock) or Series B Common Stock (in the case of a Right that prior to the Distribution Date was evidenced by a certificate for Series B Common Stock or a Book Entry Share of Series B Common Stock) (or other consideration, as noted above). Assuming that the Common Stock has a per share value of $15 at such time, the holder of each valid Right would be entitled to purchase twelve (12) shares of Common Stock for $90.00.

(b) Flip-Over Events. In the event that, unless previously approved by the Board, at any time after a person has become an Acquiring Person, (i) the Company engages in a merger or other business combination transaction in which the Company is not the continuing or surviving corporation or other entity, (ii) the Company engages in a merger or other business combination transaction in which the Company is the continuing or surviving corporation and the Common Stock of the Company are changed or exchanged, or (iii) 50% or more of the Company’s assets or earning power is sold or transferred, each holder of a Right (except Rights that have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the Purchase Price.

6.	Redemption

At any time prior to the earlier of (a) a person becoming an Acquiring Person and (b) the Expiration Date (as defined in the Rights Agreement), the Board may direct the Company to redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, Series A Common Stock (in the case of a Right that prior to the Distribution Date was evidenced by a certificate for Series A Common Stock or a Book Entry Share of Series A Common Stock), Series B Common Stock (in the case of a Right that prior to the Distribution Date was evidenced by a certificate for Series B Common Stock or a Book Entry Share of Series B Common Stock) or other consideration deemed appropriate by the Board). Immediately upon the action of the Board directing the Company to redeem the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

7.	Exchange of Rights

At any time after a person becomes an Acquiring Person but before any person acquires beneficial ownership of 50% or more of the voting power of the outstanding shares of Common Stock, the Board may direct the Company to exchange the Rights (other than Rights owned by such person or certain related parties, which will have become null and void), in whole or in part, at an exchange ratio of one share of Series A Common Stock (in the case of a Right that prior to the Distribution Date was evidenced by a certificate for Series A Common Stock or a Book Entry Share of Series A Common Stock) or Series B Common Stock (in the case of a Right that prior to the Distribution Date was evidenced by a certificate for Series B Common Stock or a Book Entry Share of Series B Common Stock) per Right (subject to adjustment). The Company may substitute shares of Preferred Stock (or shares of a class or series of the Company’s preferred stock having equivalent rights, preferences, and privileges) for Common Stock at an initial rate of one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences, and privileges) per share of Common Stock. Immediately upon the action of the Board directing the Company to exchange the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the number of shares of Series A Common Stock (in the case of a Right that prior to the Distribution Date was evidenced by a certificate for Series A Common Stock or a Book Entry Share of Series A Common Stock) or Series B Common Stock (in the case of a Right that prior to the Distribution Date was evidenced by a certificate for Series B Common Stock or a Book Entry Share of Series B Common Stock) (or one one-thousandth of a share of Preferred Stock or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences, and privileges) equal to the number of Rights held by such holder multiplied by the exchange ratio.

8.	Adjustments to Prevent Dilution; Fractional Shares

The Board may adjust the Purchase Price, the number of shares of Preferred Stock or other securities or assets issuable upon exercise of a Right, and the number of Rights outstanding to prevent dilution that may occur (a) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Preferred Stock, (b) in the event of a stock dividend on, or a subdivision or combination of, the Common Stock, (c) if holders of the Preferred Stock are granted certain rights, options, or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (d) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions that are integral multiples of one one-thousandth of a share of Preferred Stock), and in lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

9.	No Stockholder Rights Prior to Exercise; Tax Considerations

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common shares of the acquiring company or in the event of the redemption of the Rights as set forth in Section 6 above.

10.	Amendment of Rights Agreement

The Company, by action of the Board, may supplement or amend any provision of the Rights Agreement in any respect without the approval of any registered holder of Rights, including, without limitation, in order to (a) cure any ambiguity, (b) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with other provisions of the Rights Agreement, (c) shorten or lengthen any time period under the Rights Agreement, or (d) otherwise change, amend, or supplement any provisions of the Rights Agreement in any manner that the Company deems necessary or desirable; provided, however, that no supplement or amendment made after a person becomes an Acquiring Person shall adversely affect the interests of the registered holders of rights certificates (other than an Acquiring Person or any affiliated or associated person of an Acquiring Person or certain of their transferees) or shall cause the Rights Agreement to become amendable other than in accordance with the amendment provision contained therein. Without limiting the foregoing, the Company may at any time before any person becomes an Acquiring Person amend the Rights Agreements to make provisions of the Rights Agreement inapplicable to a particular transaction by which a person might otherwise become an Acquiring Person or to otherwise alter the terms and conditions of the Rights Agreement as they may apply with respect to any such transaction.

11.	Exception for Merger Agreement

The Rights Agreement provides that neither the execution, delivery or performance of the Agreement and Plan of Merger, dated as of July 9, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), by and among Hearst Media West, LLC, a Delaware limited liability company (“Parent”), Destiny Merger Sub, Inc., a Texas corporation (“Merger Sub”), the Company, and, solely for purposes of Section 9.17 therein, Hearst Communications, Inc., a Delaware corporation, nor the consummation of the transactions contemplated by the Merger Agreement (including the Merger”), may be deemed to result in a Stock Acquisition Date or a Distribution Date or the separation of the Rights from the Common Stock and, for the avoidance of doubt, the Rights Agreement and the Rights shall be deemed terminated immediately prior to the consummation of the Merger in accordance with the terms and subject to the conditions set forth in the Merger Agreement. Further, Parent, Merger Sub, the Supporting Shareholders (as defined in the Rights Agreement) and their respective affiliates and associates will not be Acquiring Persons as a result of the execution, delivery or performance of or the consummation of the transactions contemplated by the Merger Agreement or the Voting and Support Agreement (as defined in the Rights Agreement).

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About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News, a leading daily newspaper, is renowned for its excellent journalistic reputation, intense regional focus, and close community ties. As a testament to its commitment to quality journalism, the publication has been honored with nine Pulitzer Prizes. Medium Giant, an integrated creative marketing agency with offices in Dallas and Tulsa, works with a roster of premium brands and companies. In 2024, the agency earned top industry recognition, winning an AAF Addy and the AMA DFW Annual Marketer of the Year Award for Campaign of the Year, along with six prestigious Davey Awards. Medium Giant is a wholly owned business of DallasNews Corporation. For additional information, visit mediumgiant.co.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, estimates and projections about, among other things, the industry and markets in which the Company operates, and the transactions described in this communication. Words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in forward-looking statements. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. These risks include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Merger Agreement or the Company’s implementation of the Rights Agreement; (iii) the inability to complete the proposed Hearst Merger due to the failure to obtain the requisite approval of the Company’s shareholders or the failure to satisfy other conditions to completion of the Hearst Merger; (iv) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Hearst Merger; (v) the impact, if any, of the announcement or pendency of the Hearst Merger on the Company’s relationships with customers or other commercial partners; (vi) the amount of the costs, fees, expenses and charges related to the Hearst Merger and the Rights Agreement; (vii) the ability of the Rights Agreement to protect shareholders’ interests and to effectively ensure that the Board has sufficient time to make informed judgments that are in the best interests of the Company and its shareholders; and (viii) other risks described in the Company’s public disclosures and filings with the SEC. All forward-looking statements speak only as of the date of this communication or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this communication.

Additional Information and Where to Find It

This communication is being made in connection with the proposed merger transaction involving the Company and Hearst. In connection with the proposed transaction, the Company has filed a preliminary proxy statement and plans to file a definitive proxy statement with the SEC. This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or with respect to the proposed transaction. Promptly after filing a definitive proxy statement with the SEC in connection with the proposed transaction, the Company will mail the definitive proxy statement and a WHITE proxy card to each shareholder entitled to vote at the special meeting of shareholders to consider the approval of the Merger Agreement. SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT (AND, WHEN IT BECOMES AVAILABLE, THE DEFINITIVE PROXY STATEMENT) CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. In addition, the preliminary proxy statement (and, when it becomes available, the definitive proxy statement) and the documents incorporated therein by reference are available free of charge at the SEC’s website, www.sec.gov. The preliminary proxy statement (and, when it becomes available, the definitive proxy statement) and the documents incorporated therein by reference also may be obtained for free at the Company’s website, dallasnewscorporation.com, or by contacting the Company at (214) 977-8869.

Participants in the Solicitation

The Company and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is included in its proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on March 26, 2025, and is incorporated by reference in the preliminary proxy statement.